EXHIBIT  11
STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)
Twelve months ended March 31


                                                                                 1999                 1998                1997
                                                                                 ----                 ----                ----
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations.......................................       $8,415              $26,925             $16,937
Less - ESOP preferred stock dividends net of tax........................            -                    -                 347
                                                                        ------------------------------------------------------

Net earnings applicable to common stock.................................       $8,415              $26,925            $ 16,590
                                                                        ------------------------------------------------------


Basic average shares outstanding........................................   12,842,495           12,377,211          9,6639,622
                                                                        ======================================================


Earnings per common share
   -  net...............................................................        $0.66                $2.18              $1.72
                                                                        =====================================================


DILUTED EARNINGS PER COMMON SHARE*
Income from continuing operations
   applicable to common stock...........................................       $8,415              $26,925             $16,590
Add    - after-tax interest expense on 7 1/4%

            convertible subordinated debentures.........................            -                3,300               3,300
Net earnings applicable to common stock.................................       $8,415              $30,225             $19,890
                                                                        ======================================================


Primary average shares outstanding......................................   12,842,495           12,377,211           9,639,622
Increase in shares outstanding assuming
   -  conversion of 7 1/4% convertible subordinated
        debentures at November 13, 1991.................................            -            2,348,536           2,279,708
   -  conversion of ESOP convertible

        preferred stock at July 1, 1993.................................            -                    -             198,640
                                                                        ------------------------------------------------------
Diluted average shares outstanding......................................   12,842,495           14,725,747          12,117,970
                                                                        ======================================================


Earnings (loss) per common share

   -  from continuing operations........................................        $0.66                $2.05               $1.64
   -  from discontinued operations......................................            -                    -                 -
                                                                        ------------------------------------------------------
   -  net...............................................................        $0.66                $2.05               $1.64
                                                                        ======================================================



* Options issued in Fiscal 1999 and the convertible subordinated debentures are anti-dilutive for fiscal year1999 and as such are not included in the computation of diluted earnings per share.